Exhibit 3.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

iCap Vault 1, LLC

________________, 2020

i

ARTICLE 6 ACCOUNTING; FINANCIAL AND TAX MATTERS		24
6.1	Accounting Basis	24
6.2	Tax Matters	24

ARTICLE 7 DISSOLUTION; WINDING UP; TERMINATION		26
7.1	Dissolution	26
7.2	Winding Up and Termination	27
7.3	Assets Reserved and Pending Claims	28

ARTICLE 8 MEMBER MEETINGS		28
8.1	Member Meetings.	28
8.2	Notice of Meetings of Members.	29
8.3	Record Date.	29
8.4	Adjournment.	29
8.5	Waiver of Notice; Approval of Meeting.	30
8.6	Quorum; Required Vote.	30
8.7	Conduct of a Meeting; Member Lists.	30
8.8	Action Without a Meeting.	31
8.9	Voting and Other Rights.	31
8.10	Proxies and Voting.	31

ARTICLE 9 MISCELLANEOUS		32
9.1	Addresses and Notices.	32
9.2	Amendments; Waiver.	32
9.3	Successors and Assigns	33
9.4	No Waiver	33
9.5	Survival of Certain Provisions	33
9.6	Corporate Treatment.	33
9.7	Section 7704(e) Relief.	33
9.8	Severability	33
9.9	Interpretation	33
9.10	No Third-Party Rights	34
9.11	Entire Agreement	34
9.12	Rule of Construction	34
9.13	Authority	34
9.14	Governing Law	34
9.15	Facsimile Signatures.	34
9.16	Counterparts.	34

Exhibit A	Members, Capital Contributions, Units, Membership Interest

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF

iCap Vault 1, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of iCap Vault 1, LLC, a Delaware limited liability company (the “Company”), is dated as of ______________, 2020, and is entered into by iCap Vault, LLC as its sole initial Member (the “Initial Member”).

RECITALS:

A. The Company has heretofore been formed as a limited liability company under the Delaware Act (as defined below) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on July 30, 2018.

B. The Company and the Initial Member acknowledge the status of the Company initially, prior to the admission of one or more additional Persons (defined hereinafter) as Members, as an ignored entity for federal income tax purposes whose federal income taxable attributes, if any, would be deemed attributed solely to the Member as its sole Member; provided, however, owing to the contemplation of the admission of one or more Persons as additional Members, upon such occurrence, the Company would be deemed to have become classified as a partnership for federal income tax purposes by default. Accordingly, this Agreement has been intentionally structured contemplating that eventuality, through its implementation of certain applicable concepts of federal partnership tax law, and prescription of certain processes and procedures incidental to such tax classification, that would become applicable only upon admission of such one or more Persons as additional Members.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees, as follows:

ARTICLE 1

GENERAL PROVISIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No Member shall be deemed to be an “Affiliate” of the Company solely by reason of being a Member of the Company.

(b) “Agreement” has the meaning set forth in the preamble.

(c) “BBA” means the Bipartisan Budget Act of 2015 as amended by the Protecting American from Tax Hikes Act of 2015, Pub. L. No.114-113, div. Q (the “PATH Act”), Section 411, whose operational provisions are contained in Internal Revenue Code Sections 6221 through 6241. The Company shall be bound by any final decision in a proceeding brought under the BBA with respect to the Company.

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(d) “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

(e) “Capital Contribution” means, with respect to each Member, the amount of cash or the Fair Value of any property contributed or deemed to be contributed by such Member, if any, to the capital of the Company from time to time pursuant to Section 3.1.

(f) “Certificate” means a certificate (i) in global form in accordance with the rules and regulations of the Depository or (ii) in such other form as may be adopted by the Manager, issued by the Company evidencing ownership of one or more Units.

(g) “Closing Date” has the meaning set forth in Section 4.3(b).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Commission” means the United States Securities and Exchange Commission.

(j) “Company Minimum Gain” means “partnership minimum gain” as such term is defined in Regulation sections 1.704 2(b)(2) and 1.704 2(d).

(k) “Company” has the meaning set forth in the preamble.

(l) “Damages” has the meaning set forth in Section 5.2(b).

(m) “Delaware Act” means the Chapter 18 of Subtitle II of Title 6 of the Delaware Code, referred to as the Delaware Limited Liability Company Act, as amended from time to time, and any successor thereto.

(n) “Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

(o) “Designated Jurisdiction” has the meaning set forth in Section 3.5.

(p) “DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

(q) “Dissolution Event” has the meaning set forth in Section 7.1.

(r) “Estimated Tax Distribution” shall have the meaning set forth in Section 3.5.

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(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(t) “Fair Value” means, with respect to securities or any other assets, other than cash, the fair market value determined by the Manager.

(u) “Fiscal Year” means each fiscal year of the Company (or portion thereof), which shall end on December 31; provided, however, that, upon Termination of the Company, “Fiscal Year” means the period from the January 1 immediately preceding such Termination to the date of such Termination.

(v) “Initial Member” has the meaning set forth in the introductory paragraph.

(w) “Involuntary Transfer” has the meaning set forth in Section 4.4.

(x) “Liquidating Trustee” has the meaning set forth in Section 7.2(a).

(y) “Management Fee” has the meaning set forth in Section 2.2(a).

(z) “Manager” has the meaning set forth in 2.1.

(aa) “Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (as defined in Regulation section 1.752 1(a)(2)) determined in accordance with Regulation section 1.704 2(i)(3).

(bb) “Member Nonrecourse Debt” means “partner nonrecourse debt” as such term is defined in Regulation section 1.704-2(b)(4).

(cc) “Member” has the meaning set forth in the preamble and includes the Initial Member and any Person later admitted to the Company as a Member.

(dd) “Membership Interest” shall mean the relative economic ownership interest of a Member in the Company at any particular time, expressed as a percentage equal to the number of Units owned by a Member divided by the total Units then issued and outstanding.

(ee) “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto.

(ff) “Net Income” is the excess of revenues from Company operations and items of gain on disposition of Company assets in excess of expenses of Company operations and losses on disposition of Company assets, and shall be determined under the cash basis of accounting except as otherwise set forth herein or unless otherwise determined by the Manager.

(gg) “Net Loss” is the excess of expenses of Company operations and losses on disposition of Company assets in excess of revenues of Company operations and items of gain on disposition of Company assets, and shall be determined under the cash basis of accounting except as otherwise set forth herein or unless otherwise determined by the Manager.

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(hh) “Notes” shall mean the Secured Demand Notes offered in that certain Private Placement Memorandum of the Company dated October 1, 2018, and the Variable Denomination Floating Rate Demand Notes, marketed and sold as “Senior Secured Demand Notes,” as offered by the Company from time to time. Any person who holds a Note shall be referred to as a “Noteholder.”

(ii) “Offer Price” has the meaning set forth in Section 4.3(b).

(jj) “Offering Member” has the meaning set forth in Section 4.3(b).

(kk) “Offering Notice” has the meaning set forth in Section 4.3(b).

(ll) “Officers” has the meaning set forth in Section 2.3.

(mm) “Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

(nn) “Protected Person” means: (i) the Manager and its Affiliates; (ii) any Members; (iii) any Officer; or (iv) any Person who serves at the request of the Manager on behalf of the Company as an officer, director, partner, member, stockholder or employee of any other Person.

(oo) “Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

(pp) “Record Holder” or “holder” means the Person in whose name such Units are registered on the books of the Company or the Transfer Agent, as applicable, as of the opening of business on a particular Business Day.

(qq) “Reviewed Year” has the meaning ascribed to said phrase under BBA Section 6225(d)(1).

(rr) “Right of First Refusal” has the meaning set forth in Section 4.3(c).

(ss) “Services” has the meaning set forth in Section 2.1(d).

(tt) “Small Partnership Election” means an election by the Partnership under Section 6221(b) of the Code.

(uu) “Substitute Member” means a Person who is admitted as a Member of the Company pursuant to ARTICLE 4 as a result of a Transfer of Units to such Person.

(vv) “Termination” means the date of the cancellation of the Certificate of Formation of the Company following the end of the Winding Up Period by the filing of a Certificate of Cancellation of the Company with the Secretary of State of the State of Delaware.

(ww) “Transfer Agent” means, with respect to any class of Units, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Units; provided that if no Transfer Agent is specifically designated for such class of Units, the Manager shall act in such capacity.

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(xx) “Transfer” means, with respect to a Unit and the associated Membership Interest, a transaction by which the Record Holder of a Unit assigns such Unit to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(yy) “Unit” has the meaning set forth in Section 2.5.

(zz) “Winding Up Period” means the period from the Dissolution Event to the Termination of the Company.

1.2 Name. The name of the Company is “iCap Vault 1, LLC.” All business of the Company shall be conducted under such name. The Members may elect to change the name of the Company at any time.

1.3 Principal Office. The principal office of the Company shall be at a location as determined by the Manager either within or outside of the United States. The Company shall keep its books and records at its principal office.

1.4 Registered Office and Registered Agent. The street address of the registered office of the Company in the State of Delaware shall be as selected by the Manager. The Manager may elect to change the registered office and the registered agent of the Company at any time.

1.5 Term. The Company was formed on July 30, 2018 and shall continue its regular business activities until the Company is dissolved.

1.6 Purpose and Powers.

(a) The Company is organized for the purposes of undertaking such activities as determined by the Manager and, subject to the terms and conditions herein and of the Delaware Act, the Members, which are permitted by applicable law and engaging in activities incidental or ancillary thereto.

(b) The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

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1.7 Power of Attorney.

(a) Each Member hereby constitutes and appoints each of the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Company and, if a Liquidating Trustee shall have been selected pursuant to Section 7.2(a), the Liquidating Trustee (and any successor to the Liquidating Trustee by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(B) all certificates, documents and other instruments that the Chief Executive Officer, the Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager or the Liquidating Trustee determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

(D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, ARTICLE 2 or ARTICLE 3; and

(E) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager or the Liquidating Trustee determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, may exercise the power of attorney made in this Section 1.7(a)(ii) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

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(b) Nothing contained in this Section 1.7 shall be construed as authorizing the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, to amend, change or modify this Agreement except in accordance with Section 9.2 or as may be otherwise expressly provided for in this Agreement.

(c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the Transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, taken in good faith under such power of attorney in accordance with Section 1.7. Each Member shall execute and deliver to the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidating Trustee determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

ARTICLE 2

MANAGEMENT; MEMBERS AND SHARES

2.1 Rights and Duties of the Manager.

(a) The Company shall be a manager-managed limited liability company as set forth in Section 401 and Section 101 of the Delaware Act, and as otherwise provided in the Delaware Act. The initial manager of the Company shall be iCap Vault Management, LLC (the “Manager”).

(b) Except as otherwise expressly provided in this Agreement or as required by the Delaware Act, the Manager shall have complete and exclusive discretion in the management and control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Except as otherwise expressly provided in this Agreement, the Manager shall have, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers of a “manager” of a limited liability company under the Delaware Act necessary or convenient to carry out the purposes of the Company. Any Person not a party to this Agreement dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Manager to bind the Company in all respects, and to authorize the execution of any and all agreements, instruments and other writings on behalf of and in the name of the Company as and to the extent set forth in this Agreement. The Manager may be replaced by the affirmative vote of Members holding a majority of the Membership Interests.

(c) Subject to the terms and conditions herein, all decisions regarding the management and operations of the Company shall be made by the Manager, provided, however, that the Manager may designate any Officers of the Company to have control or authority with respect to one or more decisions or areas of operation, and may include such limitations or restrictions on such power as they may deem reasonable.

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(d) The Manager shall, on behalf of the Company, directly, or indirectly through one or more Affiliates or third parties as described herein, engage and maintain personnel for the purpose of providing the following services (collectively, the “Services”) to the Company:

(i) entity-level services for the Company, including:

(A) evaluation and acquisitions of investments;

(B) oversight and management of banking activities;

(C) management of preparation and filing of Securities and Exchange Commission and other corporate filings;

(D) financial, accounting and bookkeeping services, including retention of an auditor for the Company;

(E) record-keeping, shareholder or Noteholder registrar and regulatory compliance, including Indenture Trustee, Collateral Agent, and Paying Agent services;

(F) providing listing services, subject to the applicable law;

(G) tax reporting services;

(H) bill payment;

(I) selecting and negotiating insurance coverage for the Company, including operational errors and omissions coverage and managers’ and officers’ coverage;

(J) maintain the Company’s membership and Unit ledger and coordinating activities of the Company’s transfer agent, escrow agent and related parties;

(K) software and technology services; and

(ii) transactional, extraordinary or non-routine services, including:

(A) legal and professional transactional services;

(B) negotiation of terms of potential acquisition and sale of assets and the execution of documents related thereto;

(C) obtaining appraisals and statements of condition in connection with a sale transaction relating to the assets of the Company;

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(D) other transaction-related services, cost, payments and expenditures relating to the assets of the Company or the Company;

(E) administrative services in connection with liquidation or winding up of the Company;

(F) managing litigation, judicial proceedings or arbitration, including the defense and or settlement of any claims;

(G) other non-routine or extraordinary services; and

(H) additional services as contemplated in Section 2.1(h).

(e) The Manager shall, to the extent it determines that it would be advisable in connection with or incidental to the activities contemplated hereby, arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the Services, in which case, the costs and expenses of such third parties for providing such services shall be borne by the Manager other than as set forth herein; it being understood that the Manager shall not charge to the Company any fees in addition thereto with respect to such outsourced Services but the Manager shall be entitled to reimbursement for third party costs incurred in connection with such Services.

(f) Notwithstanding the Services provided by the Manager pursuant to this Agreement and the fact that the Manager is the manager of the Company, the Manager shall be deemed to be an independent contractor with respect to the Services.

(g) The obligations of the Manager to the Company are not exclusive. The Manager may, in its discretion, render the same or similar services as rendered to the Company to any Person or Persons whose business may be in direct or indirect competition with the Company, including other Affiliates of the Manager.

(h) Nothing herein shall prevent the Manager from providing additional services not otherwise set forth herein, and any such additional Services shall be deemed to be included in Section 2.1(d).

2.2 Management Fee; Expenses.

(a) In return for the provision of the Services and for the other actions of the Manager hereunder, the Company shall pay the Manager an annual management fee equal to a percentage of the outstanding aggregate principal balances of the Notes (“Management Fee”). As of the date of this Agreement the Management Fee is (i) 1.30% of the outstanding aggregate principal balance of the Variable Denomination Floating Rate Demand Notes and (ii) 1.00% of the outstanding aggregate principal balance of the Secured Demand Notes offered in that certain Private Placement Memorandum of the Company dated October 1, 2018. The Management Fee will be paid in arrears on the last day of each calendar quarter and will be calculated on the average daily outstanding principal balances of the Notes and Private Placement Notes during the applicable quarter.

(b) Prior to January 1, 2020, certain expenses of the Company’s affiliated entities were allocated to the Company. These allocations were based on several factors including size of notes payable, number of individual investors, and term of operations with an allocation period. Effective January 1, 2020, management decided to increase the Management Fee from 1.00% to 1.30% of outstanding aggregate principal balances of the Variable Denomination Floating Rate Demand Notes in lieu of allocating expenses from affiliated entities to the Company. Therefore, when the Company issues the Notes on or after January 1, 2020, the management fee paid by the Company shall be (i) 1.30% of outstanding aggregate principal balances of the Variable Denomination Floating Rate Demand Notes and (ii) 1.00% of the outstanding aggregate principal balance of the Secured Demand Notes offered in that certain Private Placement Memorandum of the Company dated October 1, 2018. The Manager or an Affiliate of the Manager may elect to pay any of these Company expenses, in which event the Company will reimburse such entity for those out-of-pocket costs. Additionally, in the event any personnel of the Manager or any of its Affiliates perform any professional service for the Company, the Company shall pay the Manager or its Affiliate for such services at rates that are no higher than is standard in the market.

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(c) The Manager may charge the Company or any of its subsidiaries an acquisition fee to cover the costs of due diligence and underwriting involved in closing a real estate purchase, as well as a disposition fee to cover the costs of closing a real estate sale. Such fees will be non-refundable and will generally be less than $10,000 per transaction. The acquisition fee will be non-refundable.

(d) If the Manager, or an Affiliate of the Manager or the Company, guarantees, whether personally or otherwise, a loan, bond or other obligation of the Company or any of its subsidiaries, such guarantor will be entitled to receive from the benefiting entity an annual fee equal to 1% of the total amount of the credit facility, bond amount, or other obligation subject to the guarantee.

2.3 Officers.

(a) At any time, the Manager may appoint and replace individuals as officers or agents of the Company (“Officers”) with such titles as the Manager may elect to act on behalf of the Company with such power and authority as the Manager may delegate to such persons. Any number of offices may be held by the same person. Officers shall hold their offices for such terms as shall be determined from time to time by the Manager. Unless otherwise determined and set forth by the Manager and subject to the policies and procedures of the Company applicable to Officers and employees, each Officer shall have the powers, rights and obligations as are customarily held and exercised by other persons in similar positions in limited liability companies organized under the Delaware Act, subject to Section 2.1(c). The Officers shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Manager. The Officers may also be officers or employees of other Persons. The Officers, to the extent of their powers set forth in this Agreement that are in accordance with the scope of the offices they hold or otherwise vested in them by action of the Manager not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care as set forth in the Delaware Act. No Officer shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

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(b) Notwithstanding the foregoing, it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the Manager or any officer or employee or any Affiliates of such Manager, officer or employee (other than any express obligation contained in any agreement to which such Person and the Company or any of its subsidiaries are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Person does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to such Person; provided, further, that a Person shall not be deemed to be in direct competition with the Company solely because of such Person’s ownership, directly or indirectly, solely for investment purposes, of securities of any publicly traded entity if such Person does not, together with such Person’s Affiliates, collectively own 5% or more of any class of securities of such publicly traded entity, and such Person is not a director or officer (and does not hold an equivalent position) in such publicly traded entity. Neither the Manager, nor any officer or employee, shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of such Person. None of any Member or any other Person shall have any rights by virtue of the Manager’s or any officer’s or employee’s or any Affiliates of such Manager, officer or employee duties as the Manager, officer or employee or this Agreement, in or to any business ventures of the Manager or any officer or employee or any Affiliates of such Manager, officer or employee.

2.4 Members.

(a) A Person shall be admitted as a Member and shall become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Unit, and such Person shall become the Record Holder of such Unit, in accordance with the provisions of this Agreement. A Person may not become a Member without acquiring a Unit.

(b) The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.

(c) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(d) Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of any Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(e) Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

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2.5 Membership Interests. The total of the Membership Interests in the Company shall be represented by a number of units (each a “Unit”) all of which shall have the same rights, powers and duties, except as otherwise set forth in this Agreement. All of the Units issued and outstanding at any time shall constitute 100% of the Membership Interests of the Company. The Units and corresponding Membership Interests of the Members shall be as set forth on Exhibit A attached hereto, which may be updated as set forth herein. The Manager may create new classes of Units as determined by the Manager in its sole discretion, and may set the rights and preferences thereof, and may amend this Agreement without the approval of any of the Members or the issued and outstanding Units at such time to reflect such creation. The Manager may issue or sell Units for consideration as the Manager may deem adequate or necessary in its sole discretion. The Manager may issue Units to the officers, employees, vendors and agents of the Company for compensatory purposes in the amounts and subject to the terms and conditions as determined by the Manager in its sole discretion. The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.

2.6 Certificates and Representations of Units.

(a) Units may be recorded in book entry form or may be evidenced by certificates, or in any other form, as determined by the Manager as may be permitted by the Delaware Act. Notwithstanding anything to the contrary herein, unless the Manager shall determine otherwise in respect of one or more classes of Units or as may be required by the Depository with respect to any specific class of Units, Units shall not be evidenced by physical Certificates. No Member shall have the right to require the Company to issue physical Certificates representing Units for any reason, except as may be required by applicable law. If the Manager authorizes the issuance of Units to any Person in the form of physical Certificates, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Company by any the Manager. If and to the extent a Transfer Agent has been appointed with respect to any class or series of Units, no Certificate representing such class or series of Units shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Manager elects to issue Units in global form, the Certificates representing Units shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such officer or Transfer Agent at the date of issue. Certificates for any class or series of Units shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Units.

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(b) If any mutilated Certificate is surrendered to the Company or the Transfer Agent, the appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Units as the Certificate so surrendered. The appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Units represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

2.7 Legends.

(a) In the event the Units become certificated Units, any certificate representing Units shall be endorsed with the following legend, as well as with any legends as may be required by applicable federal and state securities laws:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THIS COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WRITTEN AGREEMENT BETWEEN THE REGISTERED HOLDERS OF THE UNITS OF THE COMPANY (OR THE PREDECESSOR IN INTEREST TO THE UNITS). SUCH AGREEMENT RESTRICTS THE TRANSFER OF UNITS AND GRANTS TO THE OTHER HOLDERS OF UNITS CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE UNITS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.

BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.

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(b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends shall also bear such legends, unless the Units represented thereby are no longer subject to the provisions of this Agreement or, in the opinion of the Company (with advice from counsel to the Company, as the Company may deem appropriate), the restrictions imposed under the Securities Act or state securities laws are no longer applicable, in which case the applicable legend (or legends) may be removed.

2.8 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Unit and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Units.

2.9 Initial Units. Upon execution of this Agreement, the Initial Member shall be issued one thousand Units which shall, as of such time, constitute all of the Membership Interests of the Company.

2.10 Voting.

(a) Each Unit shall have one vote on any matter submitted to the Members for a vote or any matter on which the Members are entitled to vote on hereunder or on which the Members are required to vote pursuant to the Delaware Act.

(b) In determining any action or other matter to be undertaken by or on behalf of the Company, each Member shall be entitled to cast a number of votes equal to the number of Units that such Member holds, with the power to vote, at the time of such vote. Unless otherwise set forth in this Agreement, or otherwise required by the Delaware Act, the taking of any action by the Company which required a vote of the Members as set forth above shall be authorized by the affirmative vote of a majority of the Units, subject to any approval of the Manager as required herein.

2.11 Removal or Replacement of the Manager. The Manager, as selected by the Initial Member, may only be removed or replaced by a vote of the Members holding a majority of the Units.

ARTICLE 3

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNT;
DISTRIBUTIONS; ALLOCATIONS

3.1 Capital Contributions. Persons seeking to become a member shall be required to purchase or acquire Units and make capital contributions in such forms and in such amounts and at such times as the Manager may require, if any, in its sole discretion (any, a “Capital Contribution”) whereupon a capital account for a new Member will be established, and, if applicable, accreted, in the amount of such Member’s Capital Contribution or based upon the Fair Value of property contributed, and the new Member shall be issued a number of Units as determined by the Manager, and the Manager shall update Exhibit A attached hereto accordingly. The provisions of this Section 3.1 are solely intended for the benefit of the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement). The Members shall have no duty or obligation to any creditor of the Company to make any contribution to the Company.

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3.2 Capital Account

(a) There shall be established for each Member on the books of the Company a Capital Account in accordance with Section 704 of the Code and the Treasury Regulations promulgated thereunder.

(b) At the close of each Fiscal Year, and at certain other periods, as in the case of a withdrawal, there shall be determined for each Member, such Member’s closing Capital Account which shall be determined by adjusting such Member’s opening Capital Account for such period, as the case may be as follows: Net Income or Net Loss of the Company will be allocated to all Members in proportion to their respective Membership Interests.

(c) In the event the Company is terminated during any period in accordance with ARTICLE 7, the closing Capital Accounts of the Members for such Fiscal Year then completed will be determined as of the date of termination of the Company in the manner provided in this Section 3.2.

(d) In the event that property (other than cash) is contributed (or deemed contributed pursuant to the provisions of Section 708 of the Code) by a Member to the Company, the computation of Capital Accounts shall be adjusted as follows:

(i) the contributing Member’s Capital Account shall be increased by the Fair Value of the property contributed to the Company by the Member, net of liabilities taken or accrued by the Company in respect to such capital contributed; and

(ii) the adjustments required by Treas. Reg. Sections 1.704-1(b)(2)(iv)(a) and 1.704-1(b)(4)(i) shall be made to such Member’s Capital Account.

(e) In the event that property is distributed (or deemed distributed pursuant to the provisions of Section 708 of the Code) by the Company to a Member, the following special rules shall apply:

(i) the Capital Account of the Member receiving a distribution shall be adjusted as provided in Treas. Reg. Section 1.704-1(b)(2)(iv)(e) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Member’s Capital Account) would be allocated to such Member if there were a taxable disposition of such property for its Fair Value on the date of distribution; and

(ii) the Capital Account of the Member receiving the distribution from the Company shall be charged with the Fair Value of the property at the time of distribution (net of liabilities taken or accrued by such Member with respect to such property is considered to assume or take subject to under Section 752 of the Code).

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(f) In the event the value of Company’s assets is adjusted pursuant to the terms of this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

(g) For each Fiscal Period, items of income, deduction, gain, loss or credits shall be allocated for tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account pursuant to this Section 3.2 for the current and prior Fiscal Year. Such allocation shall be made pursuant to the principles of Section 704(c) of the Code, and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i) promulgated thereunder, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d).

(h) In the event a Member withdraws part or all of its Capital Account from the Company, the Manager, in its sole discretion, may make a special allocation to said Member for federal income tax purposes of the net capital gains or losses recognized by the Company in such a manner as will reduce the amount, if any, by which such Member’s Capital Account differs from such Member’s federal income tax basis in such Member’s Membership Interest before such allocation.

(i) If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.

3.3 Compliance with Internal Revenue Code and Regulatory Allocations. All adjustments to the Capital Accounts and allocations of the taxable and economic elements of the Company shall comply with applicable provisions of the Internal Revenue Code and Treasury Regulations, including Section 704 of the Internal Revenue Code and its corresponding Treasury Regulations, including, but not limited to, those respective to the following (the “Regulatory Allocations”): (a) qualified income offsets; (b) minimum gain chargebacks; (c) deductions attributable to nonrecourse debt; and (d) non-deductible expenditures. This Agreement shall be interpreted as if each such Regulatory Allocations, and all of the penultimate provisions of Section 704 and its corresponding Treasury Regulations and any other applicable provisions of the Internal Revenue Code and Treasury Regulations, were expressly recited within this Agreement.

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3.4 Distributions. The Company, in the sole discretion of the Manager, in the event there are Available Funds, may make distributions thereof (“Distributions”) to Members on a pro rata basis in accordance with the Members’ Membership Interests at any time. “Available Funds” means the Company’s cash, including cash from loan proceeds, Note proceeds, and gross receipts from operations, which includes the excess of Net Income, less the sum of: (1) payments of principal, interest, charges and fees pertaining to any of the Company’s indebtedness; (2) costs and expenses incurred in the conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business. Additionally, the Company may in its discretion make in-kind distributions, which would not be subject to availability of Available Funds. Notwithstanding anything herein to the contrary, no Member may receive a Distribution to the extent that, after giving effect to the Distribution, all known and currently existing liabilities of the Company outstanding as of the date of such Distribution (other than to a Member on account of its Membership Interests and liabilities for which the recourse of creditors is limited to specific property of the Company) including the principal amounts due to Noteholders, exceed the Fair Value of the assets of the Company (except that property that is subject to a liability for which the recourse of the creditors is limited to such property shall be included in the assets of the Company only to the extent the Fair Value of such property exceeds that liability). In the event of a Distribution to a Member that would be deemed violative of applicable law, the applicable Member may be required to return such Distribution to the Company. Each distribution in respect of any Units shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Units as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

3.5 Tax Distributions. Notwithstanding Section 3.4, within ninety (90) days of the end of each Fiscal Year or such later date at which the Company’s accountants have completed their tax preparation for the Company, the Company shall make a Distribution to each holder of Units in an amount necessary to cover any taxes due from such Unit holder to federal, state or local tax authorities, as a result of his/her/its holding Units of the Company (“Tax Distribution”). The Tax Distribution is a required annual payment of the Company, and if the Company has insufficient cash to make the Tax Distribution when due, the Manager is authorized to borrow, including against the assets of the Company or those of its subsidiaries, or liquidate certain assets of the Company or those of its subsidiaries, to meet such obligations. Generally, the amount of Tax Distribution will be an amount equal to the excess of (A) the sum of (i) the product of (x) the amount of net income and gain taxable at ordinary tax rates allocated with respect to such Units (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in Bellevue, WA (the “Designated Jurisdiction”) with respect to such income or gain, (ii) the product of (x) the amount of net income and gain taxable at long-term capital gains rates allocated with respect to such Unit (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain and, (iii) in the event of allocation by the Company of net income or gain taxable at a rate other than the ordinary or long-term capital gains rates contemplated in clauses (i) and (ii) above, the product of (x) the amount of such net income and gain taxable at such other rate allocated with respect to such Unit (as shown on Schedule K-1 to the Company’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain, over (B) the cumulative cash Distributions previously made with respect to such Units pursuant to this Section 3.5 and Section 3.4 during such Fiscal Year. The Tax Distribution amount shall also include any state and local tax obligations that are the result of investments made or business dealings in locations that are outside of the Designated Jurisdiction. The determination of the tax rates to be used for purposes of the preceding sentence shall be made by the Manager in its good faith discretion after consulting with the Company’s tax advisors, taking into account among other things changes in applicable tax rates over the relevant period, the deductibility of state and local taxes and any limitations on the ability of an individual to deduct any items of expense or loss under United States federal income tax principles. For the avoidance of doubt, the references to “net income and gain” in clauses (A)(i)(x), (A)(ii)(x), and (A)(iii)(x) above shall mean that amount of such gross income and gain of the Company allocated with respect to such Units for all such Fiscal Years reduced by the gross amount of loss and deduction allocated with respect to such Units for all such Fiscal Years that is available as an offset to such income and gain. Without prejudice to the foregoing, the Company may make a Distribution pursuant to this Section 3.5 out of any available cash of the Company (as determined by the Manager) to each holder of Units as soon as practicable following the close of each Estimated Tax Period (each an “Estimated Tax Distribution”) of each Fiscal Year in amounts equal to the estimated tax liability of each holder of Units relating to such Estimated Tax Period (as estimated by the Manager in its good faith discretion after consulting with the Company’s tax advisors and based on the results of such quarter and using the methodology and assumptions described in the preceding sentences). Estimated Tax Distributions made during a Fiscal Year shall be treated as advances and shall reduce the Distributions otherwise distributable in accordance with the first sentence of this Section 3.5 for such Fiscal Year, and upon prior written notice, if the amount of Estimated Tax Distributions for a Fiscal Year exceed the amount otherwise distributable in accordance with the first sentence of this Section 3.5, the excess distributed to such Member shall be credited against and reduce Distributions that would otherwise be made to such Member pursuant to this Section 3.5 with respect to subsequent Fiscal Years, and if the amount of Estimated Tax Distributions for a Fiscal Year is less than the amount otherwise distributable in accordance with the first sentence of this Section 3.5, the Company may distribute the shortfall to the Members within sixty (60) days of the end of such Fiscal Year. Notwithstanding the foregoing, Distributions pursuant to this Section 3.5 shall not be available to a Member with respect to any guaranteed payment under Code Section 707(c) or any payment to a Member not in his, her or its capacity as a Member under Code Section 707(a).

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3.6 Allocations. The Members acknowledge and agree that the Company’s compliance with the Treasury Regulations, as provided for in, or integrated by reference into, this Agreement, has the potential under certain circumstances to result in special Regulatory Allocations to the Capital Accounts that are not intended by the Members. If any Regulatory Allocations cause unintended and material net adjustments to the Capital Accounts, the Company shall attempt, based on the good faith determination of the Members and in a manner consistent with this Agreement, to restore the Capital Account balances that would have existed for all Members in the absence of the Regulatory Allocations. Any such restoration of Capital Account balances shall be achieved through additional and offsetting allocations of the Company’s Net Income and Net Losses, and such other elements as would be contemplated by the Treasury Regulations as elements of income, gain, profits, losses, expenses, deductions or other economic items (as applicable).

ARTICLE 4

TRANSFER OF UNITS

4.1 Transfer of Units.

(a) Any Transfer of any Units shall only be completed subject to the compliance by the Member and the proposed transferee with this Agreement and all applicable laws.

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(b) The Company shall keep or cause to be kept on behalf of the Company a register (which may be in electronic form) that will provide for the registration and Transfer of Units. The Manager may appoint a Transfer Agent to act as registrar and transfer agent for the purpose of registering any Units and Transfers of such Units as herein provided. For Units represented by Certificates, upon surrender of a Certificate for registration of Transfer of any Units evidenced by a Certificate, the appropriate Officers of the Company shall execute and deliver, and in the case of Units for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Units as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address and facsimile number for each such transferee as set forth on Exhibit A at any time.

(c) The Company shall not recognize any Transfer of Units evidenced by Certificates until the Certificates evidencing such Units are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of Units, whether or not such Units are evidenced by Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(d) By acceptance of the Transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Units so Transferred to such transferee when any such Transfer or admission is reflected in the books and records of the Company or the Transfer Agent, as applicable, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the Officers of the Company and any Liquidating Trustee, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Units and the admission of any new Member shall not constitute an amendment to this Agreement.

(e) Nothing contained in this Agreement shall preclude electronic book-entry only Transfer of Units or the settlement of any transactions involving Units entered into through the facilities of the Depository or any National Securities Exchange on which such Units are listed for trading.

4.2 Procedure for Transfer.

(a) Prior to undertaking any voluntary Transfer of Units, a Member shall provide to the Manager information with respect to any proposed transferee of any Units (the “Transferee”), such information to include such Transferee’s name, address, a description of his, her or its current and historical business operations, any proven or charged criminal conduct, any ligation involving such Transferee, and any other matters and information as requested by the Manager. The Manager shall evaluate the Transferee and shall make a determination as to whether such Transferee would be acceptable to the Company as a Member. No Transfer shall be permitted unless the Manager consents to the proposed Transferee becoming a Member. Provided that the conditions herein are satisfied, the Manager shall not unreasonably withhold its consent to a proposed Transfer.

(b) Notwithstanding the forgoing, the parties hereto acknowledge that the Manager shall reject a proposed Transferee in the event that such Transferee (i) has in the past committed any act which might tend to bring the Company into public disrepute, contempt, scandal, or ridicule, or which might tend to reflect unfavorably on the Company or its operations, or would reasonably be expected to adversely affect the Company’s operations or prospects if it became associated with the Transferee; or (ii) any conduct of the Transferee has been in violation of any criminal statute of moral turpitude or a serious or intentional violation of any law, rule, regulation or constitutional provision which violation may, in the reasonable judgment of the Manager, reflect adversely upon the Company or its operations.

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(c) For the avoidance of doubt the parties hereto acknowledge and agree that this Section 4.2 shall not apply to any Transfer of Units to an existing Member who is a Member as of the date of such proposed or actual Transfer.

4.3 Right of Refusal.

(a) Any references in this Section 4.3 to a Unit shall be deemed a reference solely to any Unit which is intended to be Transferred.

(b) In the event a Member voluntarily desires to Transfer its Unit(s) to any Person, said Member (the “Offering Member”), shall send a written notice containing the terms and conditions of the proposed Transfer, the proportion of its Unit(s)s that the Offering Member proposes to Transfer, the price therefor on a per-Unit basis, which price must be equal for each Unit proposed to be Transferred (the “Offer Price”) and the proposed date for the closing of the Transfer (the “Closing Date”) which may be no sooner than fifty (50) days and no more than eighty (80) days following the date of the notice, to the Company and to the other Members at the addresses listed in the records of the Company (the “Offering Notice”).

(c) Upon receipt of the Offering Notice, the other Members, other than the Offering Member shall have the right (the “Right of First Refusal”), for a period of thirty (30) days to elect to purchase all or a portion of such Offering Member’s Unit(s) at the Offer Price. In the event that more than one Member elects to purchase the available Offering Member’s Unit(s), then the available Offering Member’s Unit(s) shall be apportioned amongst the Members in proportion to their respective ownership of Units (calculated without consideration of the ownership of the Offering Member, if applicable). In the event that the Members elect to purchase all or a portion of the available Offering Member’s Unit(s), the Members shall thereafter have the right to purchase all, or such portion of the Offering Member’s Unit(s) in proportion to their respective ownership of Units, at the Offer Price (or applicable portion thereof in the event that the Members elect to purchase a portion of the available Unit(s)) and such sale shall occur in accordance with the terms and conditions set forth in the Offering Notice.

(d) In the event that the Members do not elect to purchase 100% of the available Offering Member’s Unit(s), then the Offering Member shall have the right, subject to compliance with the remainder of this Agreement to Transfer any remaining portion of the Offering Member’s Unit(s) not acquired by the Members pursuant to the Right of First Refusal to the Transferee in accordance with the terms and conditions set forth in the Offering Notice and as set forth herein. Any modifications to the terms and conditions of the proposed Transfer shall require a new Offering Notice and compliance again with the terms of this ARTICLE 4, including the exercise of waiver of the Right of First Refusal hereunder.

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4.4 Involuntary Transfers.

(a) For purposes hereof, an “Involuntary Transfer” shall mean any Transfer of Units, or proposed Transfer of Units, (i) upon any foreclosure of any pledge, encumbrance, hypothecation or mortgage which would result in the Transfer of one or more Units, (ii) in the case of a Member that is a trust, the termination of the trust, (iii) in the case of a Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s interest in the Company; and (v) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

(b) Upon any Involuntary Transfer of Units, the Company shall have the right, for a period of thirty (30) days, to acquire the Units proposed to be Transferred at a purchase price equal to the (i) the Capital Account of the Transferring Member less (ii) any Net Income attributable to such Capital Account as of the proposed or contemplated date for the Transfer. In the event that the Company elects to so acquire the Units pursuant to this Section 4.4, the Company shall pay the applicable purchase price to the due recipient thereof, or as directed by a court or governmental authority, as set forth in Section 4.4(d).

(c) In the event that the Company determines to exercise its rights pursuant to this Section 4.4 within the thirty (30) day, such right and election shall remain valid until completed and the Units shall not be Transferred to the prospective Transferee even if the closing of the Company’s purchase takes longer than such thirty (30) day period.

(d) Any payment for any Units acquired by the Company pursuant to this Section 4.4, shall be paid for in cash, certified check, attorney’s check or other immediately available funds on the settlement date.

(e) For the avoidance of doubt, none of Section 4.2, Section 4.3, Section 4.5(a) or Section 4.5(g) shall apply to any Involuntary Transfers pursuant to this Section 4.4, provided, however, that the remainder of this Agreement shall apply to any such Involuntary Transfer, and the Transferee of the Units related thereto.

4.5 Conditions for Transfer. No Transferee as an assignee of all or any portion of a Unit or any Unit(s) shall have the right to become a substituted Member in place of an assignor unless the following conditions are satisfied:

(a) The Offering Member shall have complied with the provisions of this ARTICLE 4;

(b) If applicable, the Manager shall have consented to the proposed Transferee pursuant to Section 4.2(b);

(c) The Transferee and the Offering Member shall have executed an instrument of assignment in form and substance satisfactory to the Manager;

(d) The Transferee and the Offering Member shall have executed and acknowledged such other instruments as the Manager may deem necessary to effectuate such Transfer, including, without limitation, a power of attorney consistent with provisions more fully described in this Agreement;

(e) The Transferee shall accept, adopt, and approve all of the terms and provisions of this Agreement in writing by executing a counterpart to this Agreement as a Member;

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(f) The Transferee or the Offering Member shall pay all reasonable expenses (including reasonable attorneys’ fees and costs) connected with such Transfer; and

(g) The Company shall have received, if requested, a legal opinion, that is in form and substance satisfactory to the Company counsel that such transfer will not violate the registration provisions of the Securities Act of 1933, as amended, or cause the Company to be classified as “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations thereunder, which opinion shall be furnished at the expense of the Transferee or the Offering Member.

4.6 Effect of Assignment. Following a Transfer of a Unit(s) that is permitted under this ARTICLE 4, the transferee of such Unit(s) shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit(s), shall succeed to the Capital Account associated with such Unit(s) and shall receive allocations and Distributions under this Agreement in respect of such Unit(s) as if such transferee were a Member.

4.7 Transfer Void. Any Transfer or attempted Transfer of any Unit(s) in contravention of this Agreement shall be absolutely null and void ab initio and of no force or effect, on or against the Company, any Member, any creditor of the Company or any claimant against the Company and may be enjoined, and shall not be recorded on the books and records of the Company. No Distributions of cash or property of the Company shall be made to any transferee of any Unit(s) which is Transferred in violation hereof, nor shall any such Transfer be registered on the books of the Company. The Transfer or attempted Transfer of any Unit(s) in violation hereof shall not affect the Beneficial Ownership of such Unit(s), and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive liquidation proceeds and any other Distributions with respect to the Units.

ARTICLE 5

LIABILITY; INDEMNIFICATION

5.1 Liability of a Member. The liability of each Member shall be limited as provided in the Delaware Act and as set forth in this Agreement. No Member shall be obligated to restore by way of Capital Contribution or otherwise any deficits in its Capital Account (if such deficits occur).

5.2 Exculpation and Indemnification.

(a) No Protected Person shall be liable to the Company or the Manager or any other Member for any action taken or omitted to be taken by it or by any other Person with respect to the Company, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Manager, any Protected Person may consult with legal counsel and accountants with respect to Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company selected with reasonable care; provided, that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

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(b) To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under this Agreement, and any amounts expended in respect of settlements of any claims approved by the Manager (collectively, “Damages”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company;

(ii) by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, shareholder, member, director, officer, employee, or agent of any Person;

unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime, except a judgment, order or conviction that expressly provides that such Protected Person’s conduct constituted actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any material breach of this Agreement or the commission of a crime.

(c) The Manager may, on behalf of the Company, reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Damages for which the Protected Person may be indemnified pursuant to this Section 5.2 and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of this Section 5.2; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 5.2. Upon any liquidation of the Company, such reimbursements or advancement of expenses shall be reimbursed by the Company to the Manager prior to any other distributions hereunder.

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(d) The provisions of this Section 5.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 5.2 and regardless of any subsequent amendment to this Agreement; provided, that, no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(e) Any indemnification under this Section 5.2 or otherwise shall be paid out of and to the extent of the Company’s assets or insurance maintained by the Company for such purposes.

ARTICLE 6

ACCOUNTING; FINANCIAL AND TAX MATTERS

6.1 Accounting Basis. The Company shall use such method of accounting as may be determined by the Manager that is consistent with United States generally accepted accounting principles or such other accounting methods and conventions as the Manager may from time to time determine to be used in the preparation of the Company’s tax returns.

6.2 Tax Matters.

(a) The Manager is hereby designated the initial partnership representative for purposes of 6223 of the Code (“Partnership Representative”), and subject to the possible advice of the Company’s accountants, is responsible for acting as the liaison between the Company and the Internal Revenue Service (“Service”). The Partnership Representative shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other applicable laws and has the sole authority under the Code to deal with the Internal Revenue Service regarding any audit of or assessment against the Company under the BBA to the exclusion of all Members. At any time during an audit by the Internal Revenue Service of the Company, the Manager shall have the authority to remove, with or without cause, the Partnership Representative and appoint a replacement Partnership Representative. The Partnership Representative shall be reimbursed by the Company for all out of pocket expenses, costs and liabilities expended or incurred by the Partnership Representative in acting as the Company’s Partnership Representative.

(b) The Manager may as soon as reasonably practicable after the date hereof, undertake to identify a potential replacement Partnership Representative having credentials including experience and familiarity with matters of partnership taxation under the provisions of Subchapter K of the Code as well as with the mechanics and scope of the centralized partnership audit regime imposed by the BBA. The Partnership Representative may be, but is not required to be, a Member or the Company’s tax preparer, provided such candidate possesses the aforesaid credentials.

(c) Each of the Members consents to and agrees to become bound by all actions of the Partnership Representative, including any contest, settlement or other action or position which the Partnership Representative may deem proper under the circumstances. The Members specifically acknowledge, without limiting the general applicability of this Section 6.2, that the Partnership Representative will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a Partnership Representative, except for bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. All reasonable out-of-pocket expenses incurred by the Partnership Representative in such capacity will be considered expenses of the Company for which the Partnership Representative will be entitled to full reimbursement.

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(d) The Partnership Representative shall, to the extent available and advisable, make a valid small partnership election for each taxable year of the Company. The Partnership Representative shall covenant in writing to undertake its function in such capacity in good faith and with reasonable diligence. The Manager is hereby authorized, but not required, to cause the Company to indemnify the Partnership Representative for acts or omissions in discharging said function except any that result from the Partnership Representative’s gross negligence or bad faith.

(e) Respective to any taxable year of the Company, reasonably in advance of the date on which a BBA small partnership election must be made for such taxable year, the Partnership Representative shall, as and if applicable, consult with the Company’s tax advisor, and, if the tax advisor so advises.

(i) The Partnership Representative shall determine on a timely basis that the Company is so qualified.

(ii) The Partnership Representative shall make a timely small partnership election for the Company for that taxable year.

In such event, the Partnership Representative shall provide prompt written notice to the Members that the Partnership Representative has done so.

(f) If, for any Company taxable year, the Partnership Representative determines that the Company cannot qualify for a small partnership election, the Partnership Representative shall, either independently or in consultation with the Company’s tax preparer, determine the advisability of making, and if so advisable shall notify the Manager and shall make a push-out election under BBA Section 6226(b).

(g) In connection with any BBA audit of the Company, the Partnership Representative shall resolve each issue in the audit only in accordance with the affirmative accession of the Manager to the advice of the Partnership Representative made, either independently or in consultation with the Company’s tax preparer, after appropriately articulating to it the issues involved and the dynamics of the impact upon the Company and the Members respective to any such proposed posture.

(h) If, in connection with a BBA audit, the IRS assesses a tax against the Company, the Partnership Representative, acting under BBA Section 6225(c), may require all of the Members, or Persons who were previously Members as to an applicable Reviewed Year but not as of an applicable Adjustment Year, and the Persons signing this Agreement as a condition to becoming a Member hereby agree in such case, to file amended tax returns for the Reviewed Year and to pay their share of such assessed tax for such applicable period, in proportion to the share of partnership income or loss ascribed to each for such year, or, as necessary, upon such substantially similar allocation basis as the former basis of allocation may under then existing circumstances be required to be modified to address in a case in which the obligated Person would not as of such an applicable Adjustment Year then be a Member. This provision shall survive each Person’s cessation as a Member of the Company or any amendment or termination of this Agreement for so long as a return of a Reviewed Year of the Company as to which any Person was a Member would be open to audit, and each Person signing this Agreement as a Member hereby agrees to indemnify the Company and the other Members from and against any amounts of assessed taxes as they would be otherwise obligated to pay in accordance with this Section 6.2, in a case in which such Person would not do so, as well as against all reasonable attorneys’ fees and costs that would be incurred by the Company or such other one or more Members in the event undertakings, including legal proceedings, to enforce such obligation hereunder against such Person were commenced.

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(i) The Manager reserves the authority to, at any time, and from time to time, consider adopting a prohibition against the Company’s admission of any Person as a Member whose admission would disqualify the Company from making a small partnership election. In such a case, the Company shall admit no Person as a Member if such Person’s admission as a Member would disqualify the Company from making a valid small partnership election. Upon the Manager’s resolution to prohibit admission of such Persons as would disqualify the Company’s election as a small partnership, no Member shall Transfer all or any part of a Member’s Membership Interests in the Company to any Person in a case in which such Transfer would disqualify the Company from making a small partnership election, and in such event, the Manager shall provide notice thereof to all Members.

(j) Each Person becoming a Member hereby acknowledges that the BBA is new federal tax legislation effective generally as of January 1, 2018, that it replaces conventional prior tax law as it relates to the subject matter within its scope, and that there remain many unresolved issues regarding the implementation of certain of its provisions, whether through IRS Treasury Regulations, case law, or administrative resolutions of applicable governing authorities. Accordingly, the Members acknowledge that the Manager reserves the right to supplement or amend any applicable provisions of this Agreement, including as to this Section 6.2, to address such additional processes or procedures as may be indicated as such unresolved issues are prospectively addressed as to reasonably facilitate the Company’s compliance with the BBA.

(k) The Members shall provide the Company with such information, which may be necessary or desirable in connection with such elections or otherwise in connection with the compliance with applicable tax laws, including providing information in connection with Section 743 of the Code and elections permitted thereunder. The Manager shall cause to be prepared and filed all tax returns of the Company and shall make all determinations as to tax elections by the Company. Unless otherwise required by law, the Manager shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code. Prompt notice shall be given to the Manager upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return or record or books of the Company. The Manager shall provide the Company with such information, which may be necessary or desirable in connection with such elections or otherwise in connection with the compliance with applicable tax laws, including providing information in connection with Section 743 of the Code and elections permitted thereunder.

ARTICLE 7

DISSOLUTION; WINDING UP; TERMINATION

7.1 Dissolution. The Company shall commence its winding up upon the first to occur of the following (the “Dissolution Event”):

(a) upon the determination of the Members with the approval of the Manager, at any time;

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(b) the insolvency or bankruptcy of the Company;

(c) the sale of all or substantially all of the Company’s assets; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter the Company shall commence the Winding Up Period during which its affairs shall be wound up in accordance with Section 7.2 and Section 7.3.

7.2 Winding Up and Termination.

(a) Upon the occurrence of a Dissolution Event, the property and business of the Company shall be wound up by the Manager or, in the event of the unavailability of the Manager, by a Person designated as a liquidating trustee by the Manager (the Manager or such liquidating trustee, the “Liquidating Trustee”). Subject to the requirements of applicable law and the further provisions of this Section 7.2, the Liquidating Trustee shall have discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind and the timing and manner of such disposition or distribution. While the Company continues to hold assets, the Liquidating Trustee may in its discretion expend funds, acquire additional assets and borrow funds. The Liquidating Trustee may also authorize the payment of fees and expenses reasonably required in connection with the winding up of the Company.

(b) Within a reasonable period of time following the occurrence of a Dissolution Event, after allocating all Net Income, Net Loss and other items of income, gain, loss or deduction pursuant to Section 3.6, the Company’s assets (except for assets reserved pursuant to Section 7.3) shall be applied and distributed in the following manner and order of priority:

(i) the claims of all creditors of the Company (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

(ii) to the Members in the same manner as distributions under Section 3.4.

Notwithstanding anything to the contrary in this Agreement, liquidating distributions shall be made no later than the last to occur of (x) 90 days after the date of disposition (including pursuant to Section 7.3 of the last remaining asset of the Company and (y) the end of the Company’s taxable year in which the disposition referred to in clause (x) shall occur. This Section 7.2(b) is intended to comply with, and shall be interpreted consistently with, the requirements of Regulation section 1.704-1(b)(2)(ii)(b)(2).

(c) The Liquidating Trustee shall allocate securities for distribution in kind to the Members. Notwithstanding any other provision of this Agreement, the amount by which the Fair Value of any property to be distributed in kind to the Members (including property distributed in liquidation and property distributed pursuant to Section 3.4) exceeds or is less than the adjusted basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing income, gains and losses of the Company for purposes of crediting or charging the Capital Account of, and distributing proceeds to, the Members, pursuant to this Agreement.

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(d) When the Liquidating Trustee has completed the winding up described in this Section 7.2, the Liquidating Trustee shall cause the Termination of the Company.

7.3 Assets Reserved and Pending Claims.

(a) If, upon the occurrence of a Dissolution Event, there are any assets that, in the judgment of the Liquidating Trustee, cannot be sold or distributed in kind without sacrificing a significant portion of the value thereof or where such sale or distribution is otherwise impractical at the time of the Dissolution Event, such assets may be retained by the Company if the Liquidating Trustee determines that the retention of such assets is in the best interests of the Members. Upon the sale of such assets or a determination by the Liquidating Trustee that circumstances no longer require their retention, such assets (at their Fair Value) or the proceeds of their sale shall be taken into account in computing Capital Account on winding up and amounts distributable pursuant to Section 7.2(b) and distributed in accordance with such value.

(b) If there are any claims or potential claims (including potential Company expenses in connection therewith) against the Company (either directly or indirectly, including potential claims for which the Company might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Liquidating Trustee, be definitively ascertained, then such claims shall initially be taken into account in computing The Capital Account upon winding up and distributions pursuant to Section 7.2(b) at an amount estimated by the Liquidating Trustee to be sufficient to cover any potential loss or liability on account of such claims (including such potential Company expenses), and the Company shall retain funds (or assets) determined by the Liquidating Trustee in its discretion as a reserve against such potential losses and liabilities, including expenses associated therewith, and for any other Company purpose. The Liquidating Trustee may in its discretion obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Company expenses) or a determination by the Liquidating Trustee that the probable loss therefrom can be definitively ascertained, such claims (including such potential Company expenses) shall be taken into account in the amount at which they were settled or in the amount of the probable loss therefrom in computing the Capital Account on winding up and amounts distributable pursuant to Section 7.2(b), and any excess funds retained shall be distributed as such funds would be distributed under Section 7.2(b).

ARTICLE 8

MEMBER MEETINGS

8.1 Member Meetings.

(a) There shall be no meetings of the Members unless called by the Manager or as otherwise specifically required by the Delaware Act. No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

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(b) All acts of Members to be taken hereunder shall be taken in the manner provided in this Agreement. If authorized by the Manager, and subject to such guidelines and procedures as the Manager may adopt, if a meeting of the Members is called Members and proxyholders not physically present at a meeting of Members may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting.

(c) A majority of the Units present at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting. The Delaware Court of Chancery may issue such orders as may be appropriate, including orders designating the time and place of such meeting, the record date for determination of Members entitled to vote, and the form of notice of such meeting.

(d) No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

8.2 Notice of Meetings of Members.

(a) Notice, stating the place, day and hour of any meeting of the Members, as determined by the Manager, and the purpose or purposes for which the meeting is called, as determined by the Manager, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with the terms herein to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware or applicable federal law or any exchange on which any Units are then listed. Only such business shall be conducted at a meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any meeting of the Members may be canceled, by resolution of the Manager upon public notice given prior to the date previously scheduled for such meeting of the Members.

(b) The Manager shall designate the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

8.3 Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Manager may set a Record Date, which shall not be less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). If no Record Date is fixed by the Manager, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Manager may fix a new Record Date for the adjourned or postponed meeting.

8.4 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this ARTICLE 8.

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8.5 Waiver of Notice; Approval of Meeting. Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Manager. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

8.6 Quorum; Required Vote. At any meeting of the Members, the holders of a majority of the Units entitled to vote represented in person or by proxy shall constitute a quorum unless any such action by the Members requires approval by holders of a greater percentage of Units entitled to vote, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Units entitled to vote specified in this Agreement. Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

8.7 Conduct of a Meeting; Member Lists.

(a) The Manager shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this ARTICLE 8, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Manager shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Manager. The Manager may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b) A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order and showing the address of each such Member and the number of Units registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

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8.8 Action Without a Meeting. On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

8.9 Voting and Other Rights.

(a) Only those Record Holders of Units on the Record Date set pursuant to Section 8.3 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Units shall be deemed to be references to the votes or acts of the Record Holders of such Units on such Record Date.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry.

(c) No Members shall have any cumulative voting rights.

8.10 Proxies and Voting.

(a) On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be delivered in accordance with the procedure established for the relevant

(b) For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(c) The Manager may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Manager may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

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(d) With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were shareholders of a Delaware corporation.

(e) In the event that the Company becomes subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, the Company may, but is not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in such rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to Members pursuant to Regulation 14A under the Exchange Act.

ARTICLE 9 MISCELLANEOUS

9.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication, including via email with return receipt requested, to the Member at the addresses described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Units at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company (including on Exhibit A attached hereto), regardless of any claim of any Person who may have an interest in such Units by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 9.1 executed by the Company, the Manager or the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to the terms and conditions herein. The Manager and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

9.2 Amendments; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived only by an instrument in writing executed by the Manager and Members holding a majority of the Membership Interests. Notwithstanding the foregoing, the Manager may amend this Agreement and the schedules and exhibits hereto, without the approval of the Members (i) to evidence the joinder to this Agreement of a new Member of the Company; (ii) in connection with the Transfer of Membership Interests; (iii) as otherwise required to reflect Capital Contributions, Distributions and similar actions hereunder or (iv) in connection with the creation of a new class of Units as set forth in Section 2.5. Notwithstanding the forgoing the Manager is authorized to make such amendments to this Agreement as required in order to comply with any applicable law, including, without limitation, any securities law, whether currently in place or promulgated in the future.

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9.3 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Members.

9.4 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5 Survival of Certain Provisions. The covenants and agreements set forth in Section 5.1, Section 5.2 and Section 6.2 shall survive the Termination of the Company.

9.6 Corporate Treatment. The Manager shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for U.S. federal (and applicable state and local) income tax purposes. If, however, the Manager determines, in its sole discretion, for any reason (including the proposal, formally or informally, of legislation that could affect the Company’s status as a partnership for U.S. federal and/or applicable state and local income tax purposes) that it is not in the best interests of the Company to be characterized as a partnership, the Manager may take whatever steps, if any, are needed to cause the Company to be or confirm that the Company will be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes. Notwithstanding anything in this Agreement to the contrary, in the event U.S. federal (and/or applicable state and local) income tax laws, rules or regulations are enacted, amended, modified or applied after the date hereof in such a manner as to require or necessitate that the Company no longer be treated as a partnership for U.S. federal (and/or applicable state and local) income tax purposes, then the first sentence of this Section 9.6 shall no longer apply.

9.7 Section 7704(e) Relief. In the event that the Manager determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.

9.8 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

9.9 Interpretation The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.”

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9.10 No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

9.11 Entire Agreement. This Agreement constitutes the entire agreement of the Company, the Initial Member and any Person who becomes a Member hereafter with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter.

9.12 Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

9.13 Authority. Whenever in this Agreement or elsewhere it is provided that consent is required of, or a demand shall be made by, or an act or thing shall be done by or at the direction of, the Company, or whenever any words of like import are used, all such consents, demands, acts and things are to be made, given or done by the consent of the Manager or Person acting under the authority of the Manager, unless a contrary intention is expressly indicated.

9.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

9.15 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on certificates representing Units is expressly permitted by this Agreement.

9.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

iCap Vault, LLC Sole Member

By:
Name:	Chris Christensen
Title:	Chief Executive Officer

Members:

All members now and hereafter admitted as Members of the Company, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the Company or without execution hereof or thereof by purchasing or otherwise lawfully acquiring any Unit pursuant to Section 1.7.

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Exhibit A

Members, Capital Contributions, Units, Membership Interest

Member Name	Address and Email Address:	Capital Contribution	Number of Units	Membership Interest
iCap Vault, LLC	Attn: Chris Christensen 3535 Factoria Blvd. SE, Suite 500 Bellevue, WA 98006 Email: chris@icapequity.com	Services Rendered	1,000	100%

Exhibit B

Form of Counterpart Signature Page

The undersigned hereby accepts, and becomes a party to, the Limited Liability Company Agreement (the “Agreement”) of iCap Vault 1, LLC, a Delaware limited liability company (the “Company”), in connection with the acquisition of Units (as defined in the Agreement) of the Company, and by its signature below signifies its agreement to be bound by the terms and conditions of the Agreement.

Member Name:

By:
Name:
Title:

Number of Units:

Agreed and Accepted:

iCap Vault 1, LLC

By:	iCap Vault Management, LLC
Its:	Manager

By:
Name:	Chris Christensen
Title:	CEO